UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C., 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2026

NEXTNRG, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40809	83-4260623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

407 Lincoln Rd. #9F, Miami Beach, Florida 33190

(Address of principal executive offices, including Zip Code)

(305) 791-1169

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	NXXT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 27, 2026, NextNRG, Inc. (the “Company”) entered into a Business Loan and Security Agreement (the “Venture Debt Agreement”), dated as of April 27, 2026, with Venture Debt, LLC (“Venture Debt”), pursuant to which Venture Debt provided the Company a loan in the principal amount of $1,000,000 (the “Venture Debt Loan”). The Company received net disbursement proceeds of $930,000 after deducting a $70,000 origination fee. The Venture Debt Loan carries a $450,000 interest expense, resulting in a total repayment obligation of $1,450,000. The Venture Debt Loan is scheduled to be repaid in 24 weekly installments of $60,417, beginning immediately following disbursement, with a maturity date of October 13, 2026. The annual percentage rate for the Venture Debt Loan is approximately 203.17%.

The Company may prepay the Venture Debt Loan in whole or in part. If the Company elects to prepay the Venture Debt Loan in its entirety, it is entitled to a prepayment interest reduction percentage of 25%. This reduction applies only to the aggregate amount of unpaid interest remaining on the Venture Debt Loan at the time of prepayment. Notwithstanding this reduction, 75% of the remaining unpaid interest remains due and payable upon such prepayment. The Company may make partial prepayments, but such payments will not reduce the total interest expense over the life of the Venture Debt Loan.

The Venture Debt Agreement contains customary representations, warranties and covenants for a transaction of this type. The Venture Debt Agreement also contains certain negative covenants that, among other things, restrict the Company’s ability to incur additional indebtedness. Specifically, the Company is prohibited from entering into any loan agreement or arrangement involving the sale or assignment of its future receipts (such as merchant cash advances) with any party other than Venture Debt, if such arrangement carries an interest rate greater than 10%. These restrictions are subject to certain exceptions, including the following:

●	Conventional bank loans and bank financing arrangements are permitted; and
●	Financing arrangements are permitted provided that the proceeds are used to repay Venture Debt in full at the closing of such financing and prior to the release of any funds to the Company.

Pursuant to the terms of the Venture Debt Agreement, Venture Debt can impose a $145,000 fee for each violation of this provision.

The Venture Debt Agreement contains comprehensive events of default provisions. In addition to customary defaults, such as non-payment and breaches of representations or warranties, the Venture Debt Agreement includes several restrictive triggers, including the following:

●	A default occurs if the Company’s indebtedness to other lenders could potentially be accelerated, or if the Company defaults on any other existing or future agreement with Venture Debt.
●	The filing of any federal or state tax liens, or the entry of a judgment exceeding 15 days without satisfaction or stay, constitutes a default.
●	Defaults are triggered by any material change in ownership or organizational structure, the death or dissolution of key control persons (including 10% stockholders), or the cessation of a substantial part of the Company’s current business.
●	Venture Debt may declare a default if it believes in good faith that the prospect of payment or performance is impaired, or if a material adverse change in the Company’s business or financial condition occurs.
●	Taking additional financing, such as credit card advances or additional working capital loans without Venture Debt’s prior written consent, is an express event of default.

Upon the occurrence of an event of default under the Venture Debt Agreement, Venture Debt may, without notice or demand:

●	Cease further loan advances and debit due amounts directly from the Company’s accounts;
●	Declare all outstanding obligations immediately due and payable;
●	Take possession of, assemble, and sell the collateral at public or private sale;
●	Appoint a receiver to manage the collateral and collect revenues; and
●	Seek a deficiency judgment against the Company or any guarantors if collateral proceeds are insufficient to satisfy the debt.

Venture Debt’s remedies are cumulative and may be exercised singularly or concurrently.

Michael D. Farkas, the Company’s Chief Executive Officer, Chairman of the Board of Directors and a significant stockholder, personally guaranteed the Company’s obligations under the Venture Debt Agreement.

The Venture Debt Loan is secured by a security interest in all of the Company’s and Mr. Farkas’ assets and personal property.

The foregoing description of the Venture Debt Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Venture Debt Agreement, a copy of which is filed herewith as Exhibit 10.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Business Loan and Security Agreement, dated as of April 27, 2026, by and between the registrant and Venture Debt, LLC.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NextNRG, Inc.

Date: May 1, 2026	By:	/s/ Michael Farkas
	Name:	Michael Farkas
	Title:	Chief Executive Officer